LIQUIDITY SERVICES, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of January 10, 2018 (the “Effective Date”), by and between Liquidity Services, Inc., a Delaware corporation (“LSI” or the “Company”), and Roger Gravley (the “Executive”).
1.Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization are defined in Section 10.12 below.
2.    Term. The term of employment under this Agreement shall be the period set forth in Schedule 1 attached hereto commencing on the Effective Date (the “Employment Period”).
3.    Position and Duties. The Executive shall serve in the position and with the duties and title set forth in Schedule 1 attached hereto during the Employment Period. In such capacity, the Executive shall have the normal duties, responsibilities, and authority of such position, subject to the power of the Executive's “Reporting Officer” as designated in Schedule 1, the Company’s Chairman of the Board of Directors (the “Board”) or the Board to reasonably expand or limit such duties, responsibilities and authority. The Executive shall report to the Reporting Officer designated in Schedule 1. The Executive shall devote the Executive’s best efforts and full business time and attention to the business and affairs of the Company; provided, however, that Executive may, to the extent such participation or service does not materially interfere with the performance of the obligations described in this Agreement, (i) participate in charitable, civic, political, social, trade, or other non-profit organizations and (ii) with the consent of the Board such consent not to be unreasonably withheld, serve as a non-management director of business corporations (or in a like capacity in other for-profit organizations).
1.Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company, except as otherwise agreed by the Executive and the Company and except for reasonable travel on Company business.
2.Compensation.
5.1. Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”), which initially shall be at the rate per year as set forth in Schedule 1. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures. The Base Salary may be increased at any time or from time to time, but it may not be decreased without the consent of the Executive.
5.2    Bonus. The Executive shall be eligible for a performance bonus as set forth in Schedule 1.
5.3     Equity Awards. Executive shall be eligible to receive an annual equity award, subject to the terms of the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan or successor plan, as determined by the Board or any committee thereof.

5.4    Benefits. During the Employment Period, the Executive will be entitled to receive such other benefits approved by the Reporting Officer and made available to similarly situated senior executives of the Company, including health insurance, disability insurance, and 401(K) benefits. At all times the Company agrees to maintain Director’s and Officer’s Liability coverage for the Executive. Nothing contained in this Agreement shall prevent the Company from changing insurance carriers or otherwise modifying the Company’s employee benefit programs.
5.5     Employee Leave. The Executive shall be entitled to all public holidays observed by the Company in addition to a total of 26 days of paid time off in accordance with the applicable policies of the Company, which shall be taken at a reasonable time or times per year.
6.    Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses incurred in the performance of his duties. The Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account of such expenses and appropriate receipts. Any reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; and (ii) the amount of expenses eligible for reimbursement that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year.
7.    Termination of Employment.
7.1.    Termination. The Executive’s employment by the Company during the Employment Period will continue until Executive’s death, Disability, resignation or until Executive’s termination by the Board at any time.
7.2.    Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10.1 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination.
8.    Compensation Upon Termination.
8.1.    Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s full Base Salary through the next full calendar month following the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.4 and expenses pursuant to Section 6. Subject to Section 8.5 below, the payments contemplated by this Section 8.1 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive or his or her estate under this Agreement.
8.2.    Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability, the Company shall pay the Executive the Executive’s full Base Salary through the third full calendar month following the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.4 and expenses pursuant to Section 6. Subject to Section 8.5 below, the payments contemplated by this Section 8.2 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, however, that the Base Salary shall be reduced by the amount of any disability benefit payments made to the Executive during a period of Disability from any insurance or other policies provided by the Company.
8.3.    By the Company with Cause or by the Executive without Good Reason. If the Company terminates the Executive’s employment during the Employment Period for Cause or if the Executive voluntarily terminates the Executive’s employment during the Employment Period other than for Good Reason, the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.4 and expenses pursuant to Section 6. Subject to Section 8.5 below, the payments contemplated by this Section 8.3 shall be paid at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.
1.By the Company without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment during the Employment Period other than for Cause, Death, or Disability or the Executive terminates his employment during the Employment Period for Good Reason, the Company shall pay the Executive: (A) the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.4 and expenses pursuant to Section 6; and (B) a lump-sum severance package equal to (i) twelve months of the Executive’s Base Salary and (ii) an amount equal to the average annual target incentive bonus earned by the Executive during the previous two fiscal years (collectively the “Severance Payment”). Subject to Section 8.5 below, the Severance Payment shall be payable to the Executive within 60 days of the Date of Termination, provided the Executive timely executes and returns a separation agreement and release of claims in a form acceptable to the Company, and such release has become irrevocable by such date.

2. Code Section 409A Matters. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) with the Company, Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (B) as a result of such separation from service, Executive would receive any payment under this Agreement that, absent the application of this Section 8.5, would be subject to the additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six months after the Executive’s separation from service, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such additional tax. Any payments which are required to be delayed as a result of this Section 8.5 shall be accumulated and paid as a lump-sum on the earliest possible date determined in accordance the preceding sentence.
9.    Other Agreements. Executive previously executed an Employee Agreement Regarding Confidentiality, Intellectual Property, and Competitive Activities dated September 4, 2012 (the “Employee Agreement”), and the terms and conditions of the Employee Agreement are specifically incorporated herein by reference.
1.Miscellaneous.

1.1.Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

10.1.1.    If to the Company:
Liquidity Services, Inc.
6931 Arlington Rd., Suite 200
Bethesda, MD 20814
ATTN: William P. Angrick, III, Chairman and CEO
Fax:    (202) 467-6868
Phone: (202) 558-6205

10.1.2.    If to the Executive:
at the address set forth in Schedule 1.

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back, the confirmation (if telecopy) or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
10.2.    Representations. Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Executive represents that performance of all the terms of this Agreement and the Employee Agreement will not breach any existing non-compete or similar agreement. Executive has not entered into, and Executive agrees not to enter into, any oral or written agreement in conflict herewith.
10.3.    Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
10.4.    Survival. It is the express intention and agreement of the parties hereto that the provisions of Section 8 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
10.5.    Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable to any Affiliate of the Company or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.

10.6.    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
10.7.    Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto; provided, that the parties may amend Schedule 1 hereto by executing and delivering a revised version of Schedule 1 and attaching such revised version to this Agreement. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
10.8.    Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
10.9.    Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the District of Columbia not including the choice of law rules thereof.
10.10.    Entire Agreement. This Agreement, including Schedule 1 hereto and the Employee Agreement, constitute the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein.
10.11    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
10.12.    Definitions.
“Affiliate” means as to a specified Person any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.
“Agreement” means this Executive Employment Agreement.
“Base Salary” is defined in Section 5.1 above.
“Beneficial Owner” means a beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
“Cause” means (i) the commission of a felony or a crime involving moral turpitude (specifically excluding felonies or crimes under any applicable state or federal vehicle code) or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, or (ii) recurring violations of material Company rules, regulations policies or any material provisions of this Agreement (which are not inconsistent with or in violation of any of the provisions of this Agreement) after written notice to Executive from the Company specifically enumerating all of the facts and circumstances constituting the violation, the conduct or action which can be taken by Executive to cure the violation, and a reasonable opportunity for Executive to take corrective action, or (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries.

“Company” means Liquidity Services, Inc. and its successors and assigns.
“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination; (iii) if the Executive’s employment is terminated by the Company with or without Cause, the date specified in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; provided that the Company may waive all or any of the notice period for no consideration and the Executive’s Termination Date shall be determined by the Company; and (iv) if the Executive’s employment is terminated during the Employment Period other than pursuant to Section 7.1, the date on which Notice of Termination is given.

“Disability” means the Executive’s inability to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, as determined by a competent medical doctor appointed by the Reporting Officer after a complete and thorough medical examination and evaluation, which inability shall continue for more than three consecutive months or for such shorter periods that when aggregated exceed six (6) months in any twelve (12) month period.
“Effective Date” means the date as of which this Agreement is executed as set out above.
“Employee Agreement” is defined in Section 9 above.
“Employment Period” is defined in Section 2 above.
“Good Reason” means (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement (including the provisions of Schedule 1) or the Employee Agreement, and the failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; or (ii) a material reduction in the scope of the Executive’s responsibilities and duties without the written consent of Executive; or (iii) any change to the job title given to Executive without his written consent; (iv) any reduction in Base Salary or any other material change in benefits provided to Executive hereunder; or (v) any constructive termination of Executive; (vi) any request, instruction, directive or order, whether direct or indirect, to Executive by the Board, the Company or any executive officer of the Company to perform any act which is unlawful; or (vii) a requirement by the Company for the Executive to relocate outside of the Washington DC metropolitan region to retain his position without the written consent of the Executive.

“Notice of Termination” is defined in Section 7.2 above.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Severance Payment” is defined in Section 8.4 above.
IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

LIQUIDITY SERVICES, INC.

By:
William P. Angrick, III
Chairman and CEO
EXECUTIVE:

Roger Gravley

SCHEDULE 1

CERTAIN TERMS OF EMPLOYMENT

All capitalized but undefined terms in this Schedule shall have the meaning ascribed to them in the Agreement.

Name: Roger Gravley

Position/Title: Chief Information Officer and President, GovDeals

Duties: You will be responsible for supervising and managing LSI’s legal, regulatory and compliance activities. As a member of the Company’s senior management team you will work closely with LSI’s Chief Financial Officer and business unit heads regarding key decisions involving operating policy and corporate development. Specific responsibilities are summarized below.

Chief Information Officer Role

•	Partner with the Company’s leadership team to align the Company’s overall technology strategy and implementation with the Company’s business plan

•
Lead the Company’s LiquidityOne Transformation plan that will define and implement a singular and superior seller and buyer customer experience, operational processes and consolidated IT platforms to scale and grow our business

•	Understand client needs to prioritize technology development

•	Oversee the in-house development of the Company’s internal business applications to ensure reliability and scalability

•	Support the provisioning of the Company’s technology resources to support our P&L business units

•	Oversee the procurement, installation and maintenance of all the Company’s hardware and systems

•	Ensure that the Company conducts its business in a secure fashion

•	Hire, train and motivate a highly skilled Information Technology organization capable of delivering internal services that meet the Company’s needs at a reasonable cost.

•	Be a visible role model for the Company’s values and best leadership practices

President Role

•	Agree with Company’s senior leadership team on the strategy for the Company’s self-service marketplaces and translate it into an operational and organization plan

•	Develop an organizational structure in line with the Company’s strategic and financial plan and manage the human capital of self-service organization to support future growth

•	Define goals and monitor key performance indicators for each function and for the organization as a whole

•	Manage and lead the organization to meet or exceed its annual financial targets

•	Hire, train and motivate team members and maintain cohesiveness of the team

•	Develop and maintain, with the sales team, large client relationships

•	Understand client needs, prioritize and drive implementation of cross-functional initiatives to fulfill client needs in support of growth plan

•	Develop effective marketing activities and monitor their effectiveness

•	Identify, prioritize and monitor implementation of key operational improvements

•	Participate with senior management in screening of M&A targets and implement integration of potential acquired companies

•	Provide senior management with dashboard reporting and continuous input to refine strategic direction

•	Be a visible role model for the Company’s values and best leadership practices

Employment Term: One Year from the Effective Date, automatically renewable for successive one year terms unless earlier terminated by either party.

Reporting Officer: Chairman and CEO

Base Salary: $350,000 per annum

Bonus: Executive shall be eligible for an annual incentive bonus one year from the Effective Date up to 60% of his Base Salary based upon the achievement of certain deliverables or goals as agreed to by the Executive and the Reporting Officer. The Board’s Compensation Committee reserves the right to award a discretionary bonus based on the Executive’s performance and contributions.

Current Notice Address:

Roger Gravley
82 Mountain Laurel Rd
Wetumpka, AL 36093